Exhibit 99

FOR IMMEDIATE RELEASE

Media Contact:	Investor Contact:
Colleen Scott	Gary M. Small
Vice President, Director of Marketing	President and Chief Executive Officer
Home Savings	(330) 742-0472
(330) 718-4050
cscott@homesavings.com

United Community Financial Corp. Announces

Increased Dividend

YOUNGSTOWN, Ohio (July 28, 2015) – United Community Financial Corp. (NASDAQ: UCFC), holding company of The Home Savings and Loan Company of Youngstown, Ohio, announced that the Board of Directors declared a quarterly cash dividend of $0.025 per common share payable August 18, 2015, to shareholders of record at the close of business August 7, 2015.

Gary M. Small, President and Chief Executive Officer of UCFC and Home Savings commented that “Increasing the dividend to 2  1⁄2 cents per share reflects our confidence in the organization’s sustainable performance improvement.” Small continued, “By increasing the dividend, we are able to deliver on our commitment to raise our current dividend yield, which is now approximately 2.0% and equivalent to a dividend payout ratio of approximately 30%, while still reserving sufficient capital to continue pursuing our strategic goals and remain a source of strength to Home Savings.”

As a wholly-owned subsidiary of United Community Financial Corp., Home Savings operates 32 full-service banking offices and nine loan production offices located throughout Ohio and western Pennsylvania. Additional information on UCFC and Home Savings may be found at www.ucfconline.com.

When used in this press release, the words or phrases “believes,” “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimate,” “project”, “will have” or similar expressions are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties, including changes in economic conditions in the Company’s market area, changes in policies by regulatory agencies, fluctuations in interest rates, demand for loans in the Company’s market area, and competition that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. The Company cautions readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company advises readers that the factors listed above could affect the Company’s financial performance and could cause the Company’s actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements.

The Company does not undertake, and specifically disclaims any obligation, to release publicly the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

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